Exhibit 99.1

News Release

For Immediate Release
November 1, 2010

CARROLLTON BANCORP REPORTS THIRD QUARTER NET INCOME AND ANNOUNCES A $0.02 QUARTERLY DIVIDEND

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced net income for the third quarter of 2010 of $153,000, compared to a net loss of $594,000 for the third quarter of 2009.  Net income available to common shareholders for the third quarter of 2010 was $18,000 ($0.01 income per diluted share) compared to a net loss to common shareholders of $732,000 ($0.28 loss per diluted share) for the third quarter of 2009.

Carrollton Bancorp also announced a quarterly dividend of $0.02 per share, payable December 2, 2010 to stockholders of record on November 12, 2010. The dividend was reduced from $.04 per share in the prior quarter in recognition of the Company’s limited earnings during the quarter.

The Company’s quarterly income before taxes was $183,000 for the quarter ended September 30, 2010 compared to pre-tax operating loss of $1.1 million for the quarter ended September 30, 2009. During the third quarter of 2010 as compared to the same quarter in 2009, the Company improved net interest income by approximately $456,000 while also increasing non-interest income by approximately $419,000. These increases were partially offset by an increase in non-interest expenses of approximately $283,000. The provision for loan losses in the third quarter of 2010 was $940,000 compared to $1.6 million for the same quarter in 2009.

For the nine month period ended September 30, 2010, the Company’s income before taxes increased to $191,000 compared to a loss before taxes of $133,000 for the same period in 2009. The provision for loan losses in the 2010 year to date period was $1.6 million as compared to $2.3 million for the same period in 2009. This improvement was offset by an $850,000 increase in losses associated with the write-down of impaired securities in 2010 as compared to 2009. Non-interest income, excluding the securities write-down, and non-interest expenses were essentially flat for the year over year nine month periods.

The Company has Trust Preferred securities with a cost basis of $6.7 million and a fair market value of $1.3 million as of September 30, 2010. The $5.4 million of the unrealized loss, net of taxes, is currently recognized as an adjustment to shareholders’ equity. These investments are measured for other than temporary impairment on a quarterly basis and the investments are written down through the income statement as the impairment calculations dictate. These investments, which were investment grade at the time of acquisition, are supported by underlying debt obligations of several financial institutions. Impairments result from the deferral of dividends by these institutions or complete failure of the institution. It is possible that continuation of the current economic environment will result in additional write-downs resulting from future deferrals or failures. While this creates volatility in the Company’s earnings, the write-downs have very little effect on the Bank’s regulatory capital position since the regulatory capital calculations allocate enough capital to cover the unrealized losses. Management is hopeful that these investments will increase in value as the economy improves and management will continuously evaluate all strategies to maximize the ultimate value realized from these investments.

President and Chief Executive Officer Bob Altieri stated, “The decision to reduce our dividend was extremely difficult given the importance of the dividend to our stockholders.  We are focused and committed to restoring earnings to create stockholder value. With strong fee income being generated by our electronic banking division and Carrollton Mortgage Services, Inc. coupled with the continued improvement in the Bank’s net interest margin, I am optimistic for the future. The Company has seen a 66 basis point increase in our net interest margin (“NIM”) from 3.17% to 3.83% when compared to the third quarter of 2009.  In addition, we continue to see a positive NIM trend quarter over quarter.  This has had and will continue to have a positive impact on earnings. At present, this hasn’t translated into dramatically improved earnings because of increased reserve allocations and write-downs relating to the Company’s Trust Preferred securities.  However, excluding income taxes, reserve allocations and securities write-downs, we have seen consistent improvement in quarterly earnings in 2010 from $595,000 in the first quarter to $1,004,000 in the second quarter and $1,317,000 this quarter.  Our goal for the fourth quarter is to continue to protect our assets and reserve accordingly.  We have seen some stability within our loan portfolio and are hopeful that this trend will extend into 2011 resulting in improved earnings. In addition, our strategic focus of becoming the premier business bank in Baltimore is paying off.  We have seen a deposit shift with less emphasis on certificates of deposit and more emphasis on transactional accounts.  Since the beginning of the year, we have seen a $14.8 million increase in non-interest bearing accounts and a $26.3 million decrease in interest bearing accounts driven by a $27.0 million reduction in certificate of deposit balances.  We believe that our focus on being a community based business bank will help us grow and become a stronger, more recognized business banking choice.  We believe we have the talent and product suite to compete with anybody within our market place.

Non-performing loans and real estate owned totaled $20.8 million at September 30, 2010 compared to $14.8 million at September 30, 2009. Included in nonperforming loans are $4.8 million and $4.7 million of restructured loans that comply with the terms of the restructured agreements as of September 30, 2010 and 2009, respectively.

Mr. Altieri further stated “It was disappointing to see our non-performing loans increase by approximately $5.4 million in the quarter.  The direct result of the increase can be traced to two land acquisition and development loans on which action was taken in the third quarter.  We continue to monitor these loans and to manage them aggressively.

Our focus will not change.  We will continue to (a) protect the balance sheet from asset quality deterioration, and (b) prepare the organization to become the premier business banking source in the area.  We are excited about the changes made at the Bank and the prospects to build a strong community based business bank.  We have invested in human capital and will continue to do so in order to meet our goals and objectives for the remainder of 2010 and beyond.”

As previously stated, the Company recorded a provision for loan losses of $940,000 in the third quarter of 2010 compared to $1.6 million in the third quarter of 2009. The allowance for loan losses represented 1.70% of outstanding loans as of September 30, 2010 compared to 1.58% at September 30, 2009. The Company experienced net charge-offs of $689,000 for the three months ended September 30, 2010 as compared to net charge-offs of $421,000 for the same three-month period of 2009.

Total assets as of September 30, 2010 compared to September 30, 2009 reflect a 7.1%, or $30.6 million, decrease to $399.6 million. Gross loans increased 0.26% or $841,000 from $324.1 million at September 30, 2009 to $325.0 million at September 30, 2010. Investments decreased 28.9% or $20.0 million to $49.1 million at September 30, 2010. This decrease is a result of management’s decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits decreased 4.5%, or $15.3 million, to $324.3 million while borrowings decreased $13.3 million from balances at September 30, 2009. The decrease in deposits was comprised of a $37.2 million reduction in certificates of deposit, offset by a $19.0 million increase in non-interest bearing deposits and $2.9 million increase in other interest-bearing deposits. The significant deleveraging of the balance sheet resulted in an improvement in net interest margins to 3.83% for the quarter ended September 30, 2010 as compared to 3.17% for the same period in 2009.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

Certain statements in this release that are not historical facts, including future increases in the value of our trust preferred securities investment, the trend in net interest margin and the impact of NIMs on earnings in the future, our goals for the fourth quarter and our focus going forward, continuing stability in our loan portfolio and improved earnings in 2011 and the anticipated impact of our focus on being a community based business bank are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Although the Company believes these forward-looking statements are based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance.  Potential risks and uncertainties that could cause action results to differ from those expressed or implied by forward-looking statements include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market area or a slower than anticipated recovery and the impact of new governmental regulations that might negatively impact our business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations to be implemented thereunder, as well as other risks and uncertainties, as described in Carrollton Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, and in such other reports we file with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	%Change	2010	2009	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,674,988	$3,219,443	14.15%	$10,524,362	$10,044,005	4.78%
Provision for loan losses	940,100	1,600,000	(41.24%)	1,644,362	2,336,000	(29.61%)
Noninterest income	2,145,622	1,726,683	24.26%	4,782,095	5,598,806	(14.59%)
Noninterest expenses	4,697,103	4,414,375	6.40%	13,471,475	13,439,660	0.24%
Income tax expense (benefit)	30,133	(474,736)	106.35%	(52,641)	(223,809)	(76.48%)
Net income (loss)	153,274	(593,513)	125.82%	243,262	90,960	167.44%
Net income (loss) to common shareholders	17,790	(731,552)	102.43%	(163,190)	(254,139)	(35.79%)

Per Share
Net income - diluted	$0.01	$(0.28)	103.57%	$(0.06)	$(0.10)	40.00%
Cash dividends declared	0.04	0.04	0.00%	0.12	0.20	(40.00%)
Book value	10.47	10.74	(2.55%)	10.47	10.74	(2.55%)
Common stock closing price	5.10	5.50	(7.27%)	5.10	5.50	(7.27%)

At September 30
Short term investments	$3,017,876	$14,100,460	(78.60%)	$3,017,876	$14,100,460	(78.60%)
Investment securities (b)	48,853,860	68,807,227	(29.00%)	48,853,860	68,807,227	(29.00%)
Gross loans (net of unearned income) (a)	324,975,060	324,133,926	0.26%	324,975,060	324,133,926	0.26%
Earning assets (a, b)	380,445,096	410,917,713	(7.42%)	380,445,096	410,917,713	(7.42%)
Total assets	399,571,998	430,130,473	(7.10%)	399,571,998	430,130,473	(7.10%)
Total deposits	324,345,884	339,665,290	(4.51%)	324,345,884	339,665,290	(4.51%)
Shareholders' equity	35,851,866	36,419,257	(1.56%)	35,851,866	36,419,257	(1.56%)

Common shares outstanding	2,573,088	2,568,588		2,573,088	2,568,588

Average Balances
Short term investments	$5,393,818	$13,075,033	(58.75%)	$15,393,996	$7,998,947	92.45%
Investment securities (b)	52,199,782	69,854,091	(25.27%)	56,595,221	71,517,713	(20.87%)
Gross loans (net of unearned income) (a)	319,293,150	315,504,709	1.20%	311,500,534	314,412,686	(0.93%)
Earning assets (a, b)	380,576,932	402,309,933	(5.40%)	387,303,197	397,681,945	(2.61%)
Total assets	398,941,450	418,958,368	(4.78%)	407,642,951	413,278,323	(1.36%)
Total deposits	319,967,780	326,606,814	(2.03%)	324,451,434	310,763,240	4.40%
Shareholders' equity	36,047,096	36,388,218	(0.94%)	36,116,494	34,685,874	4.12%

Earnings Ratios
Return on average total assets	0.15%	-0.56%		0.08%	0.03%
Return on average shareholders'
equity	1.69%	-6.47%		0.90%	0.35%
Net interest margin	3.83%	3.17%		3.63%	3.38%

Credit Ratios
Nonperforming assets as a percent of
period-end loans and foreclosed real
estate	6.91%	5.02%		6.91%	5.02%
Allowance to total loans	1.70%	1.58%		1.70%	1.58%
Net loan losses to average loans	0.22%	0.15%		0.30%	0.31%

Capital Ratios (period end)
Shareholders' equity to total
assets	8.97%	8.47%		8.97%	8.47%
Leverage capital	9.59%	9.55%		9.59%	9.55%
Tier 1 risk-based capital	10.16%	10.27%		10.16%	10.27%
Total risk-based capital	11.33%	11.47%		11.33%	11.47%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale

Explanation of Non-GAAP Financial Measures

The measure of quarterly earnings excluding taxes, reserve allocations and securities write-downs is not a measure recognized under U.S. generally accepted accounting principles (GAAP), and therefore is considered a non-GAAP financial measure. The most comparable GAAP measure is income (loss) before income taxes.

Management uses this non-GAAP measure to assess the performance of our core operating results. We believe that this non-GAAP financial measure provides meaningful additional information about the Company to assist investors in evaluating the Company’s performance trends. This non-GAAP financial measure should not be considered as a substitute for income (loss) before income taxes determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies. Earnings excluding taxes, reserve allocations and securities write-downs is a measure used by management to evaluate core operating results exclusive of loan and investment related credit costs.

The computations of earnings excluding taxes, reserve allocations and securities write-downs are set forth in the tables below:

	Three month period ending
Earnings excluding taxes, reserve allocations and securities write-downs	September 30, 2010	June 30, 2010*	March 31, 2010*

Income (loss) before income taxes	$183,407	$300,906	$(293,691)
Add: Provision for loan losses	940,099	569,577	134,686
Add: Security losses	193,733	133,939	753,537

Earnings excluding taxes, reserve allocations and securities write-downs	$1,317,239	$1,004,422	$594,532

*	As reported in prior filings.